UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021 (January 3, 2021)

Magellan Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6639	58-1076937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 E. Washington Street Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 642-1716

(Former Name or Former Address, if Changed Since Last Report): n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MGLN	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On January 4, 2021, Magellan Health, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Centene Corporation, a Delaware corporation (“Centene”), and Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Centene (“Merger Sub”). Among other things, the Merger Agreement provides, subject to the satisfaction or, where permissible, waiver of the conditions to closing set forth therein, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Centene (the “Surviving Corporation”). Each capitalized term used herein but not otherwise defined has the meaning given to it in the Merger Agreement.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock owned by the Company, any shares of Company Common Stock owned by Centene or Merger Sub, any shares of Company Common Stock as to which appraisal rights have been properly exercised, and any shares of Company Common Stock underlying restricted stock awards of the Company) will be automatically canceled and converted into the right to receive $95.00 in cash, without interest (the “Merger Consideration”).

At the Effective Time, each outstanding Company restricted stock award held by a nonemployee Company director will be converted into the right to receive the Merger Consideration. Each outstanding Company restricted stock award (other than those held by nonemployee directors), time-based restricted stock unit, performance-based restricted stock unit, stock option and phantom cash unit will be converted at such time into a corresponding Centene award, in each case, that is governed by the same terms and conditions as were applicable to such Company equity award immediately prior to the Effective Time, with an equivalent fair market value determined in accordance with the terms of the Merger Agreement (with Company performance-based restricted stock units converting at the target level of performance into Centene time-based restricted stock units).

As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation.

The consummation of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by the Company’s stockholders; (ii) the receipt of U.S. federal antitrust clearance and certain other specified required regulatory filings and approvals; (iii) the absence of any law or order prohibiting the consummation of the Merger; (iv) the absence of a “material adverse effect” on the Company; (v) no remedies that would have a material adverse effect on the Company, Centene or the combined company are conditions to or a part of the U.S. federal antitrust clearance and other specified required regulatory approvals; (vi) the representations and warranties of the Company, Centene and Merger Sub being true and correct, subject to the materiality standards contained in the Merger Agreement; and (vii) the Company, Merger Sub and Centene having complied in all material respects with their respective obligations under the Merger Agreement.

The Company and Centene each made customary representations, warranties and covenants in the Merger Agreement, including the obligation of the Company to use reasonable best efforts to conduct its businesses in the ordinary course consistent with past practice and to refrain from taking specified actions without the consent of Centene. The parties have generally agreed to use their respective reasonable best efforts to obtain the required regulatory approvals for the transaction, including covenants by Centene to agree to take any and all actions (including divestiture actions) necessary to obtain the required regulatory approvals other than (i) commencing or defending litigation (except certain administrative appeals) or (ii) any action that would reasonably be expected to have a material adverse effect on (x) Centene and its subsidiaries, taken as a whole, (y) the Company and its subsidiaries, taken as a whole, or (z) the combined company (with Centene and its subsidiaries, taken as a whole, and the combined company, respectively, being deemed for these purposes to be of the size, scope and scale of the Company and its subsidiaries, taken as whole).

The Merger Agreement also contains a covenant restricting the Company’s ability to solicit competing acquisition proposals, subject to certain exceptions designed to allow the board of directors of the Company to fulfill its fiduciary duties.

The Merger Agreement contains certain termination rights for both the Company and Centene, including (i) if the Merger is not consummated on or before the “outside date” of October 4, 2021 (subject to extension to January 4, 2022 under certain circumstances), (ii) if the required approval of the Company stockholders is not obtained, (iii) if the other party materially breaches its representations, warranties or covenants and fails to cure such breach or (iv) if any law or order prohibiting the Merger has become final and non-appealable.

The Merger Agreement also may be terminated by (i) Centene if the board of directors of the Company changes its recommendation or if the Company willfully breaches in any material respect its nonsolicitation obligations in the Merger Agreement which, if curable prior to the Company’s stockholder meeting, is not cured within 10 business days after Centene delivers written notice thereof and (ii) the Company, subject to compliance with certain terms of the Merger Agreement, in order to enter into a definitive agreement with respect to a superior proposal.

The Company will be required to pay Centene a termination fee of $76,530,000 in the following circumstances: (i) if the Company terminates the Merger Agreement to accept a superior proposal; (ii) if the board of directors of the Company changes its recommendation in connection with a “superior proposal” or an “intervening event”; (iii) if the Company willfully breaches in any material respect its nonsolicitation obligations in the Merger Agreement which, if curable prior to the Company’s stockholder meeting, is not cured within 10 business days after Centene delivers written notice thereof; or (iv) if the required vote of the Company stockholders is not obtained when Centene would have otherwise been entitled to terminate the Merger Agreement as a result of the matters in the preceding clauses (ii) or (iii).

In addition, if an acquisition proposal is made for the Company, the Merger Agreement is later terminated under certain circumstances and within twelve months after termination the Company enters into an agreement to sell more than 50% of its capital stock or assets, the Company will be required to pay Centene a fee of $76,530,000.

The foregoing description of the Merger Agreement, the Merger and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Centene. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement may be subject to important qualifications and limitations agreed to by the Company and Centene in connection with the negotiated terms of the Merger Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement. Further, the Merger Agreement should not be read alone but instead should be read in conjunction with the other information regarding the Merger Agreement, the Merger, the Company, Centene, their respective affiliates and their respective businesses that will be contained in, or incorporated by reference into, the proxy statement that will be filed with the SEC, as well as in the Forms 10-K, Forms 10-Q and other filings that the Company or Centene may file with the SEC.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On and effective as of January 3, 2021, the board of directors of the Company approved an amendment to the Company’s bylaws (the “Bylaws”) to implement an exclusive forum provision (the “Bylaw Amendment”).

The Bylaw Amendment provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company's stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s certificate of incorporation or the Bylaws (as each may be amended and in effect from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery, or (d) any action asserting a claim governed by the internal affairs doctrine; except for, as to each of (a) through (d) above, any action as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), in which case, the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act of 1933, and the rules and regulations promulgated thereunder (in each case, as amended).

This description of the Bylaw Amendment is qualified in its entirety by reference to the full text of the Bylaw Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

The following additional materials that will be used by the Company in connection with the transaction are also filed herewith and incorporated by reference into this Item 8.01:

•	Email sent to all employees of the Company regarding the transaction (Exhibit 99.1);

•	Manager Talking Points for Employees (Exhibit 99.2);

•	Excerpt of Employee FAQ (Exhibit 99.3);

•	Customer Letter (Exhibit 99.4);

•	Excerpt of Customer/Provider/Member Talking Points and FAQ (Exhibit 99.5); and

•	External FAQ (Exhibit 99.6).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 4, 2021, by and among Centene Corporation, Mayflower Merger Sub, Inc. and Magellan Health, Inc.*
3.1	Amendment to the Bylaws of Magellan Health, Inc.
99.1	Email to Employees of Magellan Health, Inc.
99.2	Manager Talking Points for Employees of Magellan Health, Inc.
99.3	Excerpt of Employee FAQ
99.4	Customer Letter
99.5	Excerpt of Customer / Provider / Member Talking Points and FAQ
99.6	External FAQ
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules (and similar attachments) have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed merger of Mayflower Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Centene Corporation, a Delaware corporation (“Centene”), with and into Magellan Health, Inc., a Delaware corporation (the “Company”), such that the Company will become a wholly-owned subsidiary of Centene. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed merger, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed merger. The Company may also file other documents with the SEC regarding the proposed merger. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER.

Any vote in respect of resolutions to be proposed at the Company’s stockholder meetings to approve the proposed merger, the Merger Agreement or other responses in relation to the proposed merger, should be made only on the basis of the information contained in the Company’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at ir.magellanhealth.com/investor-relations copies of materials it files with, or furnishes to, the SEC.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

The proposed transaction will be implemented solely pursuant to the terms and conditions of the Merger Agreement, which contain the full terms and conditions of the proposed merger.

Participants in the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 28, 2020, and its definitive proxy statement for the 2020 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2020. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s proxy statement for its 2020 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at ir.magellanhealth.com/investor-relations.

Forward Looking Statements

This communication includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. All statements, other than statements of current or historical fact, contained in this press release may be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Important proposed merger-related and other risk factors that may cause such differences include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger; (ii) the transaction closing conditions may not be satisfied in a timely manner or at all, including due to the failure to obtain the Company stockholder approval and regulatory approvals; (iii) the announcement and pendency of the proposed merger may disrupt the Company’s business operations (including the threatened or actual loss of employees, customers or suppliers); and (iv) the Company could experience financial or other setbacks if the transaction encounters unanticipated problems.

Other important factors that could cause actual results to differ materially from those expressed or implied include , but are not limited to, the effectiveness of business continuity plans during the COVID-19 pandemic; the possible election of certain of the Company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of healthcare services by the Company’s members; risks and uncertainties associated with the pharmacy benefits management industry; delays, higher costs or inability to implement new business or other initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; healthcare reform; general business conditions; and the other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other filings we make with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2021	MAGELLAN HEALTH, INC.

	By:	/s/ David Haddock
		Name:	David Haddock
		Title:	General Counsel and Secretary